Exhibit 99.1

Sun Hydraulics’ Board of Directors Appoints Philippe Lemaitre Chairman and Announces Second Quarter Dividend

SARASOTA, FL—(Marketwired - May 30, 2013) - The Sun Hydraulics Corporation (NASDAQ: SNHY) Board of Directors, at its meeting on May 29, 2013, appointed a new Chairman and announced a $0.09 per share cash dividend.

Philippe Lemaitre, a director for the past 6 years, was appointed Chairman of the Board. Mr. Lemaitre succeeds Dr. Ferdinand G. Megerlin, who had served as Chairman from 2007 until his retirement at the conclusion of his term on Tuesday. Mr. Lemaitre serves as a director and Chairman of the Board of Multi-Fineline Electronix, Inc. (MFLX) and is a former Chairman, President and CEO of Woodhead Industries, Inc. Mr. Lemaitre is a member of Sun Hydraulics’ audit committee and his experience as a Chief Executive and Chairman of other public companies provides a wealth of experience in key areas of Sun Hydraulics business and governance.

Sun’s Board of Directors also approved a cash dividend of $0.09 per share, payable on July 15, 2013, to shareholders of record as of June 30, 2013.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200